Exhibit 5.1

Constellium N.V. Tupolevlaan 41 -61 1119 NW Schiphol-Rijk The Netherlands	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123 www.stibbe.com Date 25 October 2013

Constellium N.V. – Registration Statement on Form S-8

Ladies and Gentlemen,

(1)	We have acted as legal counsel as to matters of Netherlands law to Constellium N.V. (the “Company”) in connection with the filing by the Company under the Securities Act of 1933, as amended, of a registration statement on Form S-8, dated the date hereof (the “Registration Statement”), with the United States Securities and Exchange Commission. The Registration Statement relates to the registration of up to 5,292,291 ordinary shares class A of the Company (with nominal value €0.02 per share) (the “Shares”, and each a “Share”) that may be issued pursuant to the Constellium 2013 Equity Incentive Plan (the “Plan”).

This opinion is furnished to you in order to be filed as an exhibit to the Registration Statement.

(2)	For the purpose of this opinion, we have examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)	the Registration Statement;

(b)	the Plan;

(c)	the deed of incorporation of the Company dated 14 May 2010 and its articles of association (statuten) as lastly amended on 21 May 2013 pursuant to the Deed of Conversion (as defined below), which according to the Extract (as defined below) are the articles of association of the Company as currently in force;

(d)	a copy of the deed of conversion and amendment of the Company’s articles of association executed before P.H.N. Quist, civil law notary in Amsterdam, on 21 May 2013 (by which deed, inter alia, Constellium Holdco B.V. has been converted from a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) into a public limited company (naamloze vennootschap) and renamed Constellium N.V.) (the “Deed of Conversion”);

The practice is conducted by Stibbe N.V. (registered with the Trade Register of the Chamber of Commerce under number 34198700). The general conditions of Stibbe N.V. are applicable and include a clause on limitation of liability. The general conditions have been deposited with the Amsterdam District Court and are available on request and free of charge. They can also be found at www.stibbe.com.

(e)	an on-line extract from the Commercial Register of the Chamber of Commerce (Kamer van Koophandel, afdeling Handelsregister) relating to the Company dated the date hereof (the “Extract”);

(f)	the resolutions in writing of the general meeting and the meeting of holders of shares A, B1 and B2 of the Company adopted on 16 May 2013, inter alia, (i) approving the Plan and (ii) determining the number of Shares and rights to subscribe for Shares issuable under the Plan at 5,292,291; and

(g)	the minutes of the combined meeting of holders of ordinary shares A, ordinary shares class B, holders of preference shares and the general meeting of the Company held on 22 May 2013, inter alia, designating the board of directors of the Company as the authorised body to issue shares and grant rights to subscribe for shares of the Company (irrespective of the class of shares) and to exclude the statutory pre-emptive rights (voorkeursrechten) in respect thereof (the “Designation”).

The resolutions listed in paragraphs (2)(f) and (2)(g) are hereinafter collectively also referred to as the “Resolutions”. The Plan, the Registration Statement and the Resolutions are collectively also referred to as the “Documents”.

References to the Civil Code, the Bankruptcy Act, the Financial Supervision Act and any other Codes or Acts are references to the Burgerlijk Wetboek, the Faillissementswet, the Wet op het financieel toezicht and such other Codes or Acts of the Netherlands, as amended.

(3)	In rendering this opinion we have assumed:

(a)	the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof remained, accurate and in full force and effect without modifications;

(b)	that the Plan constitutes and will constitute legal, valid and binding obligations of the participants in the Plan and the Company, respectively, and is enforceable in accordance with its terms under all applicable laws;

(c)	that (a) the Designation, as renewed from time to time, will be in full force and effect (i) as at the date of granting of any rights to subscribe for the Shares under the Plan or, as the case may be, (ii) as at the date of issuance of any Shares under the Plan, and (b) any rights to subscribe for the Shares under the Plan have been validly granted;

(2)

(d)	that any Shares will be issued, paid and duly accepted (a) as contemplated in and in accordance with the Plan and the Registration Statement, (b) in accordance with any applicable law (including, without limitation, the laws of the Netherlands), (c) in accordance with the articles of association of the Company as in force at the date of issuance of such Shares and (d) with such terms so as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, sale, delivery and acceptance) and upon issue of each Share at least a consideration (in cash or in kind) will be paid to the Company on such Share with a value equal to the nominal amount thereof and any premium agreed upon;

(e)	that the Company has not been declared bankrupt (failliet verklaard), granted suspension of payments (surseance van betaling verleend) or dissolved (ontbonden), nor has ceased to exist due to merger (fusie) or demerger (splitsing); although not constituting conclusive evidence, this assumption is supported by the contents of the Extract and by our on-line search of the Central Insolvency Register of the courts in the Netherlands (Centraal Insolventieregister) on the date hereof, which did not reveal any information which would render this assumption to be untrue;

(f)	that each time a Share is issued, the authorised share capital (maatschappelijk kapitaal) of the Company is sufficient for such Share to be validly issued;

(g)	that the information set forth in the Extract is complete and accurate on the date hereof and consistent with the information contained in the file kept by the Commercial Register with respect to the Company;

(h)	that the Resolutions have not been annulled, revoked or rescinded and are in full force and effect as at the date hereof; and

(i)	that any issuance of Shares will not require the Company to publish a prospectus or equivalent document under the provisions of chapter 5.1 of the Financial Supervision Act, as amended.

(4)	We have not investigated the laws of any jurisdiction other than the Netherlands. This opinion is limited to matters of the laws of the Netherlands as they presently stand and as they are interpreted in case law of the courts of the Netherlands and in administrative rulings, in each case published in printed form as at the date of this opinion. We do not express any opinion with respect to (i) any public international law or on the rules of or promulgated under any treaty or by any treaty organisation, other than any EC law provisions having direct effect, (ii) matters of competition law, and (iii) matters of taxation.

(5)	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

(a)	the Company has been duly incorporated, and is validly existing under the laws of the Netherlands as a public limited liability company (naamloze vennootschap); and

(3)

(b)	the Shares, when duly issued and paid for in accordance with the Plan, will be validly issued by the Company and will be fully paid and non-assessable.

(6)	This opinion is subject to the following qualifications:

(a)	we express no opinion as to the accuracy of any representations given by the Company, or any other party (express or implied) under or by virtue of the Documents;

(b)	the opinions expressed above are limited by any bankruptcy (faillissement), suspension of payments (surseance van betaling), insolvency, moratorium, reorganisation, liquidation, suretyship, applicable fraudulent conveyance or similar laws affecting the enforceability of rights of creditors generally (including rights of set-off) in any relevant jurisdiction including but not limited to section 3:45 of the Civil Code and section 42 of the Bankruptcy Act concerning fraudulent conveyance; and

(c)	the term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such share.

(7)	In this opinion, Netherlands legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and will be brought exclusively before a court of the Netherlands.

(8)	We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the United States Securities and Exchange Commission. We consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Yours faithfully,

Stibbe N.V.

/s/ Hans Witteveen	/s/ Jaap Willeumier

Hans Witteveen	Jaap Willeumier

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